LICENSE AGREEMENT

THIS AGREEMENT is effective as of the date executed by the parties by and between AVM, Inc., a Florida corporation (“LICENSOR”), and SureScreen Medical, Inc., a Florida corporation (“SureScreen”).

WITNESSETH:

WHEREAS, LICENSOR owns or will own the entire right, title and interest in a pending U.S. IP Application, Serial Number 11/352,540, and titled “ACTINIC LIGHT COLPOSCOPE AND METHOD TO DETECT LESIONS IN THE LOWER FEMALE GENITAL TRACT PRODUCED BY HUMAN PAPILLOMA VIRUS USING AN ACTINIC LIGHT COLPOSCOPE” and related intellectual property, working models, drawings and samples (the “IP”) which it has agreed to license to SureScreen; and

WHEREAS, LICENSOR acquired or will acquire the IP under an Asset Purchase Agreement between Aquorea Vision Medical, Inc. (“AVM”), Healthcare of Today, Inc. and Licensor executed on December 8, 2011 and dated as of December 2, 2011,  (the “Asset Purchase Agreement”), and has the power and authority to assign or license the IP to SureScreen at closing of the acquisition under the Acquisition Agreement; and

WHEREAS, SureScreen has technical know-how and expertise related to the technology embodied in the IP;

NOW, THEREFORE, in consideration of the promises and agreements set forth herein, the parties, each intending to be legally bound hereby, do promise and agree as follows.

1.

IP License

LICENSOR hereby licenses the IP, and any and all related continuations, continuation-in-part, or foreign counterpart IP applications therefore which have been filed or may be filed in the future with respect to the IP, to SureScreen, and SureScreen shall assume the license granted herein, and shall as a result have the sole power and right to develop, modify, market, obtain regulatory approval for, and otherwise create products using the IP and to otherwise use the IP on an exclusive basis during the term of this License, provided that Licensor shall become and be the owner of the IP at the closing of the Asset Purchase Agreement as a result of filings on the appropriate forms of the U.S. Patent and Trademark Office in form sufficient to transfer all of the rights to the IP to Licensor.

As part of the License, LICENSOR shall transfer and convey to SureScreen all working models, samples, lab notes, drawings, test results, patent application materials, and related items to allow SureScreen to continue and accelerate the development of the IP, obtain patent approval and develop products using the IP.

AVM Royalty Agreement

SureScreen shall be entitled to develop, modify, enhance, and otherwise improve the IP, apply for derivative patents in its own name, and otherwise use the IP to develop new applications, products and uses for the IP, and to market and sell any such products or uses, all of which shall be at the expense of SureScreen and all of which shall belong to and be owned exclusively by SureScreen and shall not be included in the Products hereunder, as hereafter defined.

2.  Royalty Term

The Royalty Term shall commence upon closing of the Asset Purchase Agreement between LICENSOR, and SureScreen and shall continue for a period of fifteen (15) years thereafter

3.

Royalty Rate

A. In consideration for the IP assignment granted hereunder, SureScreen agrees to pay to LICENSOR, during the Term of this Agreement, a royalty in the amount of Two Percent (2%) of the net income before taxes of SureScreen derived from the sale of products using the technology embodied in the IP for detecting HPV in women’s genitalia, as now developed by AVM and as described in the pending U.S. IP Application, Serial Number 11/352,540 (the “Products”).

B. The Royalty owed LICENSOR shall be calculated and paid on a quarterly calendar basis (the “Royalty Payment”) and shall be payable no later than 30 days after the termination of the preceding full calendar quarter, i.e., commencing on the first (1st) day of January, April, July and October with the exception of the first and last calendar quarters which may be shorter depending upon the effective date of this Agreement.

C. With each Royalty Payment, SureScreen shall provide LICENSOR with a written royalty statement in a form acceptable to both parties.  Such royalty statement shall be certified as accurate by a duly authorized officer of SureScreen, reciting the gross sales and the Gross Profits of SureScreen from the Products, and all related costs of sale and other operating expenses related to the Products.  Such statements shall be furnished to LICENSOR whether or not any Products were sold during the Royalty Period.

D. The receipt or acceptance by LICENSOR of any royalty statement, or the receipt or acceptance of any royalty payment made, shall not prevent LICENSOR from subsequently challenging the validity or accuracy of such statement or payment in accordance with the audit procedure provided for herein.

E. Upon expiration or termination of this Agreement, all Royalty obligations already accrued, shall remain due and payable and shall be paid after termination as provided herein.

F. All payments due hereunder shall be made in United States currency drawn on a United States bank, unless otherwise specified between the parties.

AVM Royalty Agreement

G. Late payments shall incur interest at the rate of one percent (1%) per quarter from the date such payments were originally due.

4. Audit

A. LICENSOR shall have the right, upon at least five (5) days written notice and no more than once per calendar year, to inspect SureScreen’s books and records and all other documents and material in the possession of or under the control of SureScreen with respect to the subject matter of this Agreement at the place or places where such records are normally retained by SureScreen.  LICENSOR shall have free and full access thereto during normal business hours for such purposes and shall be permitted to be able to make copies thereof and extracts therefrom.  Any audit shall be requested within 60 days after the end of a calendar year within the term, and if not requested, the right to an audit for that calendar year shall terminate.

B. In the event that such inspection reveals a discrepancy in the amount of Royalty owed LICENSOR from what was actually paid, the party owed the discrepancy shall pay such discrepancy, plus interest, calculated at the rate of one percent (1%) per quarter.  In the event that a discrepancy in favor of LICENSOR is in excess of ten thousand dollars ($10,000.00), SureScreen shall also reimburse LICENSOR for its actual cost of such inspection, including any attorney’s fees incurred in connection with pursuing any such claim thereafter.

C. All books and records relative to SureScreen’s obligations hereunder shall be maintained and kept accessible and available to LICENSOR for inspection for at least one (1) year after termination of this Agreement.

D. In the event that an investigation of SureScreen’s books and records is made, certain confidential and proprietary business information of SureScreen may necessarily be made available to the person or persons conducting such investigation.  It is agreed that such confidential and proprietary business information shall be retained in confidence by LICENSOR and such person or persons in perpetuity and shall not be used by LICENSOR and such person or persons or disclosed to any third party, without the prior express written permission of SureScreen unless required by law.  It is understood and agreed, however, that such information may be used in any proceeding based on SureScreen’s failure to pay its actual Royalty obligation.

5. Warranties and Obligations

A. LICENSOR represents and warrants that it has the right and power to assign the IP and that there are no other agreements with any other party in conflict herewith and that the IP is pending with the U.S. IP and Trademark Office.

B. LICENSOR further represents and warrants that to the best of LICENSOR’s knowledge the IP does not infringe any valid right of any third party.

AVM Royalty Agreement

C. SureScreen represents and warrants that it will use its best efforts to develop, obtain regulatory approvals, promote, market, sell and distribute the Products.

D. SureScreen shall be responsible for the protection and prosecution of the Patents related to the IP, and for the development, regulatory approvals, manufacture, production, sale and distribution of the Products and will bear all related costs associated therewith, and LICENSOR shall not be responsible for any of such costs; provided, however, that all of such costs shall be recorded as expenses of SureScreen in determining the net income before taxes of SureScreen derived from the sale of products using the technology embodied in the IP for purposes of calculating any Royalty Payments due hereunder and shall be first recovered by SureScreen before any Royalty Payments are due and payable hereunder.

E The royalty obligation of SureScreen will be terminated in the event that the IP now pending is denied, revoked, or successfully challenged.

6.

Notice and Payment

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made as of the date delivered or mailed if delivered in person, by telecopy, cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

if to LICENSOR:

AVM, Inc.,

2129 W. Olive Avenue

Burbank, CA 92305

If to SureScreen:

SureScreen Medical, Inc.

P.O. Box 307

Cocoa, FL 32923-0307

or to such other address as the person to whom notices are given may have previously furnished to the others in writing in the manner set forth above.

7. Termination

This Royalty Agreement shall terminate fifteen years from the closing date of the Asset Purchase Agreement, unless terminated earlier as provided herein.

8. Post Termination Rights

Any obligations of SureScreen to LICENSOR which have accrued or exist at the termination of this Agreement shall survive termination of this Agreement.  SureScreen shall retain title to any and all enhancements, derivative products, patents and inventions, models, marketing materials, the SureScreen name and related logos, trademarks and related items.

9. Jurisdiction and Disputes

This Agreement shall be governed in accordance with the laws of the State of Florida.

10. Agreement Binding on Successors

The provisions of the Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, administrators, successors and assigns.

11. Waiver

No waiver by either party of any default shall be deemed as a waiver of prior or subsequent default of the same or other provisions of this Agreement.

12. Severability

If any term, clause or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to be severed from the Agreement.

13. No Joint Venture

Nothing contained herein shall constitute this arrangement to be employment, a joint venture or a partnership.

14. Execution

The parties, through their duly authorized representatives, sign this Agreement whereupon it enters into full force and effect in accordance with its terms. This Agreement may be executed in one or more counterparts.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or its/her hand and seal the day indicated.

AVM Royalty Agreement

AVM, Inc.

By:

December 8, 2011

Henry Jan, Chairman and CEO

Date

SureScreen Medical, Inc.

By: ______________________________

December 8, 2011

Michael Gelmon, Chairman and CEO

Date

AVM Royalty Agreement